August 28, 2024

Grandeur Peak Global Trust

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Re:       Grandeur Peak Global Trust, File Nos. 333-269914 and 811-23852

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Grandeur Peak Global Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP